                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                     KERR-MCGEE CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                             KERR-MCGEE CORPORATION

                               KERR-MCGEE CENTER
                                P. O. BOX 25861
                         OKLAHOMA CITY, OKLAHOMA 73125

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 3, 1994

TO THE STOCKHOLDERS:

    The 1994 annual meeting of stockholders of Kerr-McGee Corporation (the "Company") will be held in the Robert S. Kerr Auditorium, Kerr-McGee Center, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, at 11:00 a.m. on Tuesday, May 3, 1994, for the following purposes:

    1.  To elect nine directors.

    2. To ratify the appointment of Arthur Andersen & Co. as the Company's independent public accountants.

    3.  To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed March 18, 1994, as the record date for determination of stockholders entitled to notice of and to vote at this meeting.

    STOCKHOLDERS OF RECORD WILL BE ADMITTED UPON VERIFICATION OF OWNERSHIP AT THE ADMISSIONS COUNTER AT THE MEETING. BENEFICIAL OWNERS SHOULD PRESENT EVIDENCE OF STOCK OWNERSHIP TO THE ADMISSIONS COUNTER FOR ADMITTANCE TO THE MEETING.

    To assure your representation at the meeting, please sign and mail promptly the enclosed proxy, which is being solicited on behalf of the Board of Directors of the Company. A return envelope, which requires no postage if mailed in the United States, is enclosed for such purpose. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account. All proxy forms received by you should be signed and mailed in order to ensure that all your shares are voted.

                                            By Order of the Board of Directors
                                                      TOM J. MCDANIEL
                                                        SECRETARY

March 31, 1994

                             KERR-MCGEE CORPORATION
                               KERR-MCGEE CENTER
                                P. O. BOX 25861
                         OKLAHOMA CITY, OKLAHOMA 73125

                              PROXY STATEMENT FOR
                      1994 ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 31, 1994

    The accompanying proxy is solicited on behalf of the Board of Directors of Kerr-McGee Corporation (the "Company"). This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about March 31, 1994.

    Proxies in the form enclosed that are properly signed and returned will be voted as directed unless revoked before exercise by written notice from the stockholder to the Secretary of the Company at the address set forth above or by the stockholder's voting by ballot at the 1994 annual meeting. Unless directed otherwise, returned proxies will be voted for the election of the nominees for director listed below and on other matters as recommended by the Board of Directors.

    Under Section 216 of the Delaware General Corporation Law and the Company's By-laws, a majority of the shares of the common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the annual meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes have no effect on the vote. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors.

                               VOTING SECURITIES

    The Company's only class of voting securities is its common stock having a par value of $1.00 per share (the "Common Stock"), of which there were 51,656,493 shares outstanding as of the close of business on March 18, 1994, the record date for stockholders entitled to receive notice of and to vote at this meeting. Each share is entitled to one vote. The number of shares outstanding does not include shares held in treasury which will not be voted.

                                   ITEM NO. 1
                             ELECTION OF DIRECTORS

    In accordance with the Bylaws, the Board has designated nine as the number of directors to be elected at the forthcoming annual meeting of stockholders. As provided by the Company's By-laws, Richard D. Harrison is retiring at age 70 from the Board upon completion of his current term on May 3, 1994. The nine nominees are incumbent directors who were elected at the 1993 annual stockholders' meeting.

    All nominees have consented to serve and the Company has no reason to believe any nominee will be unavailable. Should any nominee become unavailable for any reason, the proxies will be voted for a substitute nominee to be named by the Board unless the number of directors constituting a full board is reduced. Each person elected director at an annual meeting will be elected to serve until the next annual stockholders' meeting or until a successor is elected.

    Certain information with respect to the nominees for director, including their principal occupations during the past five years, is set forth below:

                              NAME, AGE (AS OF JANUARY 1, 1994),                                 FIRST BECAME
                          PRINCIPAL OCCUPATION & OTHER DIRECTORSHIPS                              A DIRECTOR
- - ----------------------------------------------------------------------------------------------  ---------------
BENNETT E. BIDWELL, 66 -- Retired; Chairman, Pentastar Transportation Group, Inc. from January          1986
 1991  to December 1992; Chairman, Chrysler Motors  Corporation from November 1988 to December
 1990. Director, McDonald & Company.
EARNEST H. CLARK, JR., 67 -- Chairman of the Board and Chief Executive Officer, The Friendship          1988
 Group, an investment partnership since 1989; Retired as Chairman of the Board of Baker Hughes
 Incorporated in 1989; Director, Honeywell,  Inc., CBI Industries, Inc., Beckman  Instruments,
 Inc., and American Mutual Fund.
MARTIN  C. JISCHKE,  52 -- President  of Iowa State  University since 1991;  Chancellor of the          1993
 University of Missouri -- Rolla from 1986 to 1991.
ROBERT S. KERR, JR., 67 -- Attorney, Chairman of the Board of Kerr, Irvine, Rhodes & Ables, an          1957
 Oklahoma City law firm and President of the Kerr Foundation, Inc. both for a period in excess of five years.
FRANK A. MCPHERSON, 60  -- Chairman of the  Board and Chief Executive  Officer of the  Company          1977
 since 1983. Director, Kimberly-Clark Corporation.
WILLIAM  C. MORRIS,  55 --  Chairman of  the Board  and President  of J.  & W.  Seligman & Co.          1977
 Incorporated, Chairman  of the  Board of  Tri-Continental Corporation,  and Chairman  of  the
 Boards  of the companies in  the Seligman family of  investment companies, all since December
 1988. Chairman of the Board of Carbo Ceramics, Inc. since 1987. Director, Daniel  Industries,
 Inc.
JOHN J. MURPHY, 62 -- Chairman of the Board and Chief Executive Officer of Dresser Industries,          1990
 Inc.  since 1983; President of Dresser Industries,  Inc. from 1982 to 1992. Director, PepsiCo
 Inc. and Nationsbank Corporation.
JOHN J. NEVIN, 66  -- Retired; Chairman and  Chief Executive Officer of  Bridgestone/Firestone          1990
 Inc. from 1981 to December 1989. Director, Littelfuse, Inc. and MCII, Inc.
FARAH  M. WALTERS,  48 --  President and  Chief Executive  Officer of  University Hospitals of          1993
 Cleveland and University  Hospitals Health  System, Inc.  since 1992;  Executive Director  of
 University Hospitals of Cleveland and Senior Executive Vice President of University Hospitals
 Health  Systems, Inc. from 1989 to 1992. Director, Shelby Insurance Company, Society National
 Bank and LTV Corporation.

    None of the above nominees is related to any executive officer of the Company, its subsidiaries or affiliates.

    For additional information relating to directors and executive officers, see "Security Ownership", and "Executive Compensation and Other Information."

BOARD OF DIRECTORS MEETINGS, COMPENSATION AND COMMITTEES

    During 1993 the Board held six meetings. Each director attended 75% or more of the aggregate number of meetings of the Board and the committees of the Board on which each such director served. Average attendance in 1993 of all directors at these meetings was in excess of 96%. Directors discharge their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and other members of management relative to matters of mutual interest and concern to the Company. Board members who are not employees of the Company are paid an annual fee of $20,000 per year and an additional fee of $1,000 for each Board meeting and committee meeting attended. Directors are reimbursed for travel expenses and lodging.

    Pursuant to a Plan of Deferred Compensation adopted in 1982, any director who is not an employee of the Company may elect to defer compensation as a director until such person ceases to be a director after which the deferred compensation, together with interest, will be paid in ten equal annual installments.

    In 1988 a Stock Deferred Compensation Plan for Non-Employee Directors was approved. The non-employee director may elect to defer compensation as a director through the purchase of Common Stock on a year-by-year basis by notifying the Company on or before December 31 of the preceding year. The stock acquired in this nonqualified plan may not be distributed to the non-employee director until 185 days after the participant ceases being a director.

    The Board has established and currently maintains as standing committees an Audit Committee, an Executive Compensation Committee and a Nominating Committee.

    The Audit Committee meets periodically with the Company's independent public accountants to review plans for the audit and the audit results. The Audit Committee also meets with the Director of Internal Auditing to review the scope and results of the Company's internal auditing activities and assessment of the system of internal controls. The Audit Committee consists of six independent non-employee directors: John J. Murphy (Chairman), Bennett E. Bidwell, Richard
D. Harrison, Martin C. Jischke, Robert S. Kerr, Jr., and Farah M. Walters. The Committee met twice during 1993.

    The Nominating Committee recommends to the Board of Directors nominees as vacancies occur on the Board. There is no established procedure for submission of nominations by stockholders. The Nominating Committee will consider recommendations for the position of director submitted by stockholders in writing to the Corporate Secretary, Kerr-McGee Corporation, P. O. Box 25861, Oklahoma City, Oklahoma 73125. Recommendations must be received by the Company at least 90 days prior to the meeting at which the Election of Directors will take place. Recommendations should include the individual's name, mailing address, experience and a signed consent to serve. The Nominating Committee consists of six independent non-employee directors: John J. Nevin (Chairman), Earnest H. Clark, Jr., Richard D. Harrison, Martin C. Jischke, William C. Morris and John J. Murphy. Frank A. McPherson is an ex-officio member. The Committee met twice during 1993.

    The Executive Compensation Committee reviews the salaries and incentive pay awards as recommended by the Chief Executive Officer for all officers of the Company and its subsidiaries and recommends to the full Board such changes as it may deem appropriate. It also administers the Annual Incentive Compensation Plan, the Long Term Incentive Program, the Executive Deferred Compensation Plan and the Supplemental Executive Retirement Plan. The Executive Compensation Committee recommends but does not fix the cash compensation of the Chief Executive Officer. The cash compensation of the Chief Executive Officer is determined by all of the independent non-employee directors. The Executive Compensation Committee consists of six independent non-employee directors:
William  C. Morris (Chairman), Bennett E. Bidwell, Earnest H. Clark, Jr., Robert
S. Kerr, Jr., John J. Nevin and Farah M. Walters. The Committee met three times in 1993.

SECURITY OWNERSHIP

    The following table sets forth the number of shares of Common Stock beneficially owned by each director, each of the executive officers named in the Summary Compensation Table, and by all directors and officers as a group as of December 31, 1993 and the percentage represented by such shares of the total Common Stock outstanding on that date:

                                                                          Common Stock
                                                                        Amount and Nature
                                                                          of Beneficial       Percent of
Name or Group                                                               Ownership            Class
- - --------------------------------------------------------------------  ---------------------  -------------
Bennett E. Bidwell..................................................         1,594(1)                  *
Earnest H. Clark, Jr................................................           100
Richard D. Harrison.................................................           600
Martin C. Jischke...................................................           240(1)
Robert S. Kerr, Jr..................................................        65,892(2)(3)
Frank A. McPherson..................................................       114,084(4)(5)
William C. Morris...................................................        11,200
John J. Murphy......................................................           751
John J. Nevin.......................................................         1,500
Luke R. Corbett.....................................................        36,094(4)(5)
George R. Hennigan..................................................        23,413(4)(5)
John C. Linehan.....................................................        50,111(4)(5)
C. C. Stewart, Jr...................................................        28,518(4)(5)
Farah M. Walters....................................................           240(1)
All directors and executive officers as a group, including those
 named above........................................................       544,520(4)(5)           1.05%

- - ------------------------
* The percentage of shares beneficially owned by any director, nominee or executive officer does not exceed one percent.

(1) Consists of shares held by the Stock Deferred Compensation Plan for Non-Employee Directors.
(2) Includes (i) 7,200 shares held in a trust of which Mr. Kerr is a co-trustee and one of four donors, the corpus of which reverts to the donors on the death of the beneficiary (ii) 13,031 shares held in two trusts of which Mr. Kerr and his wife are co-trustees and (iii) 45,661 shares held by The Kerr Foundation, Inc. of which Mr. Kerr is Chairman of the Board of Trustees and President.
(3) Does not include (i) 120 shares held by Mr. Kerr's wife and (ii) 350 shares held in a trust for the benefit of one of Mr. Kerr's children of which Mr. Kerr's wife is the trustee; in all of which beneficial interest is disclaimed.
(4) Includes shares issuable upon the exercise of outstanding stock options, exercisable within 60 days of December 31, 1993, of 55,500 shares for Mr.
      McPherson, 28,300 shares for Mr. Corbett, 15,433 shares for Mr.  Hennigan,
      36,033 shares for Mr. Linehan, 25,200 shares for Mr. Stewart and 274,680 shares for all directors and executive officers as a group.
(5) Includes restricted stock awarded in 1991 and 1992 to Mr. McPherson of 12,300 shares, Mr. Corbett of 2,650 shares, Mr. Hennigan of 2,075 shares,
      Mr. Linehan of 4,025 shares, Mr. Stewart of 2,500 shares and 42,050 shares of restricted stock awarded in 1991, 1992 and 1993 to all directors and executive officers as a group pursuant to the Long Term Incentive Program and on which restrictions have not been removed.

                                   ITEM NO. 2
                          RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen & Co., an independent public accounting firm, has been selected as the Company's independent public accountants for the current year in accordance with the recommendation of the Audit Committee. This firm served in the same capacity for the year ended December 31, 1993. Representatives of Arthur Andersen & Co. will be present at the meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

    The stockholders will be asked to ratify the appointment of Arthur Andersen & Co. as independent public accountants for 1994. The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen & Co.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table includes individual compensation information on the Chief Executive Officer and the four other most highly paid executive officers for services rendered in all capacities as of the end of the fiscal years ended December 31, 1993, 1992 and 1991.

                           SUMMARY COMPENSATION TABLE

                                                                    Long Term Compensation
                                                                            Awards
                                                                   -------------------------
                                                                                   No. of
                                                                                 Securities
                                            Annual Compensation     Restricted   Underlying
                                           ----------------------     Stock       Options/       All Other
Name and Principal Position       Year       Salary       Bonus    Awards(1)(2)    SARs(3)    Compensation(4)
- - ------------------------------  ---------  -----------  ---------  ------------  -----------  ----------------
Frank A. McPherson,                  1993  $   584,077        -0-          -0-       40,200      $   35,045
Chairman of the Board and            1992  $   525,000        -0-   $  253,144       16,600      $   31,500
Chief Executive Officer              1991  $   521,667        -0-   $  230,175        9,100      $   31,300
John C. Linehan,                     1993  $   268,077        -0-          -0-       12,900      $   16,085
Senior Vice President and            1992  $   247,244        -0-   $   82,547        3,800      $   14,835
Chief Financial Officer              1991  $   243,583  $  25,000   $   75,659        3,000      $   14,615
Luke R. Corbett,                     1993  $   249,231        -0-          -0-       12,900      $   14,954
Group Vice President                 1992  $   233,865        -0-   $   53,197        2,400      $   14,032
                                     1991  $   218,750  $  73,000   $   51,150        1,900      $   13,125
C.C. Stewart, Jr.,                   1993  $   249,231        -0-          -0-       12,900      $   14,954
Group Vice President                 1992  $   231,781        -0-   $   51,363        2,400      $   13,907
                                     1991  $   213,750  $  71,000   $   46,888        1,900      $   12,825
George R. Hennigan,                  1993  $   232,308        -0-          -0-        9,600      $   13,939
Senior Vice President and            1992  $   201,832        -0-   $   48,611        2,200      $   12,110
President of Kerr-McGee              1991  $   184,105  $  25,000   $   31,969        6,300      $   11,046
Chemical Corporation

- - ------------------------
(1) The value of the restricted stock awards are based upon the closing price of the Company's Common Stock on the New York Stock Exchange on the grant date.

(2)   As of December 31, 1993 the  above executive officers owned the  aggregate number  of shares  of restricted stock,  as follows,  having the indicated
      market value, based upon the closing  price of the Company's Common  Stock on the New York Stock Exchange on December 31, 1993. Holders of restricted stock are entitled to receive dividends.
                                   RESTRICTED STOCK
                         ------------------------------------
NAME                               NUMBER OF SHARES
- - ----  --------------------------------------------------------------------------
                                                                                       VALUE
                                                                                       --
Frank A. McPherson................................................         12,300      $   556,575
John C. Linehan...................................................          4,025      $   182,131
Luke R. Corbett...................................................          2,650      $   119,913
C. C. Stewart, Jr.................................................          2,500      $   113,125
George R. Hennigan................................................          2,075      $    93,894
(3)  The Company has never granted free-standing SARs and has not granted tandem
     SARs since January 1991.
(4)  Consists  entirely of 401(K) Company  contributions pursuant to the Savings
     Investment Plan  and amounts  contributed under  the nonqualified  benefits restoration  plan. Company contributions pursuant to the Savings Investment
     Plan for 1993 on behalf of Messrs. McPherson, Linehan, Corbett, Stewart and
     Hennigan were $13,010, $12,942, $12,892, $12,892 and $12,858, respectively.
     Amounts contributed under  the nonqualified benefits  restoration plan  for
     1993 on behalf of Messrs. McPherson, Linehan, Corbett, Stewart and Hennigan
     were  $22,035, $3,143, $2,062, $2,062 and $1,081, respectively. The amounts contributed by the Company  to the benefits restoration  plan on behalf  of such persons are identical to the amounts which would have been contributed pursuant  to the Savings  Investment Plan except  for Internal Revenue Code limitations.

STOCK OPTIONS

    The following table contains information concerning stock options granted during the fiscal year ended December 31, 1993 to the five most highly compensated executive officers of the Company:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  PERCENT OF
                                     NO. OF          TOTAL
                                   SECURITIES    OPTIONS/ SARS
                                   UNDERLYING     GRANTED TO     PER SHARE                      GRANT DATE
                                  OPTIONS/SARS   EMPLOYEES IN    EXERCISE       EXPIRATION        PRESENT
              NAME                 GRANTED(1)     FISCAL YEAR      PRICE           DATE          VALUE(2)
- - --------------------------------  -------------  -------------  -----------  -----------------  -----------
Frank A. McPherson..............       40,200          12.3%    $   46.6875      March 8, 2003  $   515,364
John C. Linehan.................       12,900           3.9%    $   46.6875      March 8, 2003  $   165,378
Luke R. Corbett.................       12,900           3.9%    $   46.6875      March 8, 2003  $   165,378
C.C. Stewart, Jr................       12,900           3.9%    $   46.6875      March 8, 2003  $   165,378
George R. Hennigan..............        9,600           2.9%    $   46.6875      March 8, 2003  $   123,072

- - ------------------------
(1) All stock options granted in 1993 were non-statutory stock options. The exercise price per share is 100% of the fair market value of a share of Common Stock on the date of grant. No option expires more than ten years from the date of grant. At or after the grant of an option, the Committee may, in its discretion, grant a participant an SAR. An SAR is only exercisable during the term of the associated option. No SARs were granted in 1993. Options may also provide that, upon the commencement of any tender offer for at least 25% of the outstanding Common Stock all options and any accompanying SARs held for more than six months shall become immediately exercisable in full. If an optionee and the Company have previously agreed, the option shall be automatically repurchased by the Company at its fair market value if any person has made a successful tender offer for the Common Stock which, together with shares then owned by such person, would be 25% or more of the outstanding shares of Common Stock. The purchase price will generally be the difference between the tender offer price and the exercise price of the option. All executive officers of the Company have agreed to this automatic repurchase provision with respect to all their options.
(2) The present value was computed in accordance with the Black-Scholes option pricing model, as permitted by the rules of the Securities and Exchange Commission. The Company believes, however, that it is not possible to accurately determine the value of options at the time of grant using any model, including Black-Scholes, since any valuation depends upon numerous assumptions. The model assumes: (a) an option term of ten years; (b) an interest rate of 5.98% that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option term; (c) volatility calculated using daily stock prices for the year prior to the grant date; and (d) dividends at the rate of $1.52 per share, the total amount of dividends paid with respect to a share of stock in 1993.

OPTION/SAR EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the named executives with respect to unexercised options/SARs held as of December 31, 1993. None of such officers exercised any options/SARs during 1993.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                         Number of Securities        Value of Unexercised
                                                        Underlying Unexercised      In-the-Money Options/
                                                           Options/SARs at           SARs at December 31,
                                                          December 31, 1993                1993(1)
                                                      --------------------------  --------------------------
                        Name                          Exercisable  Unexercisable  Exercisable  Unexercisable
- - ----------------------------------------------------  -----------  -------------  -----------  -------------
Frank A. McPherson..................................      46,933        54,301    $   192,475   $   102,725
John C. Linehan.....................................      33,766        16,434    $   353,778   $    24,322
Luke R. Corbett.....................................      26,866        15,134    $   293,798   $    15,364
C.C. Stewart, Jr....................................      23,766        15,134    $    10,173   $    15,364
George R. Hennigan..................................      14,266        13,168    $    95,287   $    14,013

- - ------------------------
(1) Options/SARs are "in-the-money" if the fair market value of the Common Stock exceeds the exercise price. At December 31, 1993, the closing price of the Common Stock on the New York Stock Exchange was $45.25.

RETIREMENT PLANS

    The Company maintains retirement plans for all employees, including officers. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, as well as the nonqualified benefits restoration plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries:

                             RETIREMENT PLAN TABLE

                                             15 Years     20 Years     25 Years     30 Years     35 Years
Average Annual Compensation                   Service      Service      Service      Service      Service
- - ------------------------------------------  -----------  -----------  -----------  -----------  -----------
$250,000..................................  $    58,178  $    77,570  $    96,963  $   116,356  $   135,748
$300,000..................................  $    70,178  $    93,570  $   116,963  $   140,356  $   163,748
$350,000..................................  $    82,178  $   109,570  $   136,963  $   164,356  $   191,748
$400,000..................................  $    94,178  $   125,570  $   156,963  $   188,356  $   219,748
$450,000..................................  $   106,178  $   141,570  $   176,963  $   212,356  $   247,748
$500,000..................................  $   118,178  $   157,570  $   196,963  $   236,356  $   275,748
$550,000..................................  $   130,178  $   173,570  $   216,963  $   260,356  $   303,748
$600,000..................................  $   142,178  $   189,570  $   236,963  $   284,356  $   331,748
$650,000..................................  $   154,178  $   205,570  $   256,963  $   308,356  $   359,748
$700,000..................................  $   166,178  $   221,570  $   276,963  $   332,356  $   387,748

    Covered compensation under the retirement plans consists of salary and bonus plus pre-tax Section 125 and 401(k) benefit contributions, based on the highest 36 consecutive months over the previous 120 months prior to retirement. Amounts shown have been computed on a straight-life annuity basis. As of December 31, 1993, Mr. McPherson had 31 years of credited service; Mr. Linehan -- 8; Mr. Corbett -- 8; Mr. Stewart -- 3; and Mr. Hennigan -- 14.

    Pursuant to the Company's Supplemental Executive Retirement Plan ("SERP"), effective January 1, 1991, certain key senior executives are eligible to receive supplemental retirement benefits. The SERP is a defined benefits plan and is administered by the Executive Compensation Committee (the "Committee"). Management recommends to the Committee employees for participation in the SERP and the Committee then selects the participants. Eligible employees may receive benefits under the SERP upon retirement on or after age 62, upon retirement prior to age 62 if the employee is disabled or dies or, upon a change of control of the Company if termination of service from the Company occurs under certain circumstances. Benefits under the SERP equal a specified percentage of an eligible employee's final average monthly compensation at retirement in the form of a monthly income for life payable as an actuarially equivalent tax equalized lump sum. Generally, the SERP benefit at retirement is calculated by determining the excess of (i) the eligible employee's final average monthly compensation as determined under the SERP multiplied by a specified percentage over (ii) the sum of the anticipated monthly primary social security benefit payable to the eligible employee and the monthly amounts payable to the eligible employee under certain qualified and nonqualified defined benefit pension plans maintained by the Company and by former employers of such employee. The specified percentage ranges from 55% to 70%, depending on the age at which the employee retires and the reason for the retirement. As of December 31, 1993, the estimated lump sum SERP benefit payable upon retirement for the executive officers named in the Summary Compensation Table, assuming (i) retirement at age 62; (ii) the specified percentage is 55% and (iii) salaries are maintained at their current level, are: Mr. McPherson -- $160,645; Mr. Linehan -- $579,115; Mr. Corbett -- $500,707; and Mr. Stewart -- $493,944.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with Messrs. Corbett, Linehan, Hennigan and certain other executive officers not named in the Summary Compensation Table (the "Employment Agreements"). The Employment Agreements will expire on January 31, 1996 and presently provide for minimum annual salaries of $270,000 for Mr. Linehan, $300,000 for Mr. Corbett and $235,000 for Mr. Hennigan. See "Change of Control Arrangements," below. Mr. McPherson and Mr. Stewart do not have employment agreements.

CHANGE OF CONTROL ARRANGEMENTS

    With respect to Messrs. McPherson, Linehan, Corbett, Stewart and Hennigan as well as certain other executive officers, the Company has agreed to provide certain benefits in the event of a "change of control" (as defined) of the Company. If a change of control of the Company occurs, the executive whose employment is subsequently terminated for any reason other than death, disability or "cause" (as defined), or who subsequently terminates employment for "good reason" (as defined), will be entitled to receive a maximum lump sum cash payment equal to three times the executive's annual base salary. Additionally, upon such termination, the executive will be entitled to receive amounts that he or she would otherwise have been entitled to under the SERP with the specified percentage multiplier being 70%, as described under "Retirement Plans," above. The Company also has made provision under its benefits restoration plan for the crediting of additional years of age and service to certain executive officers, including those named in the Summary Compensation Table, whose employment is terminated under the circumstances described above following a change of control of the Company. If an executive who has been granted options and the Company have previously agreed, options shall be automatically repurchased by the Company if any person has made a successful tender offer for the Common Stock which, together with shares then owned by such person, would be 25% or more of the outstanding shares of Common Stock. The purchase price will generally be the difference between the tender offer price and the exercise price of the options. All executive officers of the Company have agreed to this automatic repurchase provision with respect to all their options. In addition, in the event any person acquires 25% or more of the outstanding Common Stock, restrictions on shares of restricted stock shall lapse.

                        REPORT ON EXECUTIVE COMPENSATION

    The Executive Compensation Committee is responsible for adopting and administering compensation programs that make it possible for Kerr-McGee to attract and retain men and women with the skills and attitudes necessary to provide the Company with a fully competitive and hopefully superior management. Its members are William C. Morris (Chairman), Bennett E. Bidwell, Earnest H. Clark, Jr., Robert S. Kerr, Jr., John J. Nevin and Farah M. Walters, each of whom is a non-employee director.

    The Committee reviews the salaries and incentive pay awards as recommended by the Chief Executive Officer for all officers of the Company and its subsidiaries. It recommends to the full Board such changes as it may deem appropriate. The Committee recommends, but does not fix the cash compensation of the Chief Executive Officer, which is determined by all of the independent non-employee directors. Set forth below is the report on the Company's executive compensation policies for 1993 and how they affected the Company's Chief Executive Officer and the Company's other executive officers (including the four other highest paid officers).

    The Company seeks to provide fully competitive levels of total compensation for its key executives through a mix of base salaries, short-term incentives, long-term incentives and other benefits. Total compensation is targeted to be competitive at the median level of a peer group of comparable energy and chemical companies, which includes companies constituting the S & P Oil Integrated Domestic Index referred to in the Performance Graph on page 14, as well as other comparable energy and chemical companies.

BASE SALARIES

    In determining base salaries for executive officers, the Committee annually evaluates the executive's position within their respective salary range. A job grade is assigned to each executive based upon level of job responsibility. Salary ranges for job grades are reviewed annually, and adjusted as may be necessary based on recognizing the results of competitive studies of a peer group of comparable energy and chemical companies, which includes the companies within the S&P Oil Integrated Domestic Index. The Committee's policy is to set executive officers base salaries at or near the median of salaries provided by the peer group to enable the Company to attract and retain key employees. When salary increases are made, the Committee also takes into consideration, although no specific weight is assigned to any individual factor, the individual's performance based on the CEO's evaluation of the executive officer's performance or the Committee's evaluation of the CEO's performance and the executive officer's current and prior job related experience. As described under "Employment Agreements" on page 10 certain executives have employment agreements with the company which provide for minimum annual salaries equal to their current salary. Such minimum salaries can be, and have been, increased but cannot be decreased.

SHORT-TERM INCENTIVES

    The Company's Annual Incentive Compensation Plan provides an opportunity for key executives to earn supplemental incentive compensation each year if the Company's profit targets are met or exceeded. Before supplemental incentive awards are made, the Company must earn a minimum return on average capital employed ("ROACE") in an amount established by the Committee at the beginning of the year. No supplemental incentive compensation awards were made for 1993 because the Company did not attain its ROACE goal. The size of the award is directly related to the amount by which the threshold ROACE is exceeded and the position and performance of the individual executive officer. The total awards granted in any given year may not exceed 1.7% of pretax income, before extraordinary/unusual items.

LONG-TERM INCENTIVES

    The Company's shareholders have approved the use of restricted stock awards and stock options to provide long-term incentives for the Company's key executives. The Committee believes that the use of stock is an important key employee retention tool and rewards long term management and job performance. It also provides a direct relationship between the executive's compensation and the stockholders' interests. The aggregate value of stock options granted to each executive officer, including the Chief Executive Officer, is based upon a percentage of the individual's salary. The percentage is set annually by the Committee after considering independent consulting firm surveys and reports as to the size of competitive awards made within the Company's industries, as well as the individual's level of responsibility and a subjective performance evaluation. For instance, information recently brought to the attention of the Committee suggests that the stock option awards the Committee has been making may be inadequate in years that restricted stock awards are not made. The Committee has requested information on competitive practices in this area and may increase awards in future years if the data indicates that doing so is necessary to maintain fully competitive levels of executive compensation. The amount and terms of prior awards were also considered by the Committee when making 1993 awards. No restricted stock awards were made in 1993.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Chief Executive Officer's compensation is determined in accordance with the policies described above. Mr. McPherson's base salary for 1993 considers competitive salaries of CEOs within a peer group of comparable energy and chemical companies, which includes the companies within the S&P Oil Integrated Domestic Index referred to in the performance graph on page 14. Mr. McPherson's annual salary was increased in February of 1993 from $525,000 to $589,000 which places Mr. McPherson's salary slightly below the median CEO salaries of the S&P Oil Integrated Domestic Index companies and a peer group of comparable energy and chemical companies. His previous annual salary of $525,000 had been effective since February 1991. As a result of the Company not achieving its threshold ROACE, Mr. McPherson did not receive an annual incentive compensation award for 1993. Mr. McPherson was awarded 40,200 stock options in 1993 under the Long Term Incentive program. In determining the award the Committee evaluated the stock awards granted to CEOs by the peer group of companies, as well as other factors, including Mr. McPherson's past individual performance in a difficult energy and chemical business environment, his opportunity to affect the Company's future performance, the timing and size of prior awards, the Company's performance in achieving the seventh consecutive yearly increase in oil and natural gas production on a barrel-equivalent basis, the sixth year in a row in which oil and gas reserve additions exceeded production on a barrel-equivalent basis, a reduction of oil and gas lifting costs for the third straight year, record production from the Company's coal operations, and achieving top quality certification of four chemical operations to ISO 9002 standards. No specific weight was assigned by the Committee to any individual factor.

FEDERAL INCOME TAX DEDUCTIBILITY

    The Company has not yet adopted a policy regarding the recently enacted $1 million annual limitation on the deduction by the Company of compensation paid to any executive officer for federal income tax purposes. However, the Company has determined that the impact of such limitation will be immaterial to the Company with respect to 1994. The Company is evaluating this new Internal Revenue Code requirement and the proposed tax regulations.

Submitted by:

EXECUTIVE COMPENSATION COMMITTEE

William C. Morris, Chairman
Bennett E. Bidwell
Earnest H. Clark, Jr.
Robert S. Kerr, Jr.
John J. Nevin
Farah M. Walters

OTHER INDEPENDENT NON-EMPLOYEE DIRECTORS
Richard D. Harrison
Martin C. Jischke
John J. Murphy

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of the S & P 500 Index and the S & P Oil Integrated Domestic Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S & P 500 Index and the S & P Oil Integrated Domestic Index on December 31, 1988 with all dividends reinvested).

                             STOCKHOLDER PROPOSALS

    Stockholder proposals for the 1995 annual meeting must be received at the principal executive offices of the Company not later than December 1, 1994.

                            EXPENSE OF SOLICITATION

    The cost of this proxy solicitation will be borne by the Company. To assist in the proxy solicitation, the Company has engaged Georgeson & Co. for a fee of $13,500 plus out-of-pocket expenses. The Company will reimburse brokers, banks or other persons for reasonable expenses in sending proxy material to beneficial owners. Proxies may be solicited through the mail, through telephonic or telegraphic communications to, or through meetings with stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

                       OWNERSHIP OF STOCK OF THE COMPANY

    As of December 31, 1993 FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109 reported on a Schedule 13G beneficial ownership of 5,825,443 shares of the Company's Common Stock (approximately 11.28% of the Company's Common Stock outstanding on December 31, 1993)

    As of December 31, 1993 Lazard Freres & Co., One Rockefeller Plaza, New York, N.Y. 10020 reported on a Schedule 13G beneficial ownership of 3,667,594 shares of the Company's Common Stock (approximately 7.1% of the Company's Common Stock outstanding on December 31, 1993).

    To the best of the Company's knowledge, no other entity beneficially owned more than 5% of any class of the Company's outstanding voting securities at the close of business on March 18, 1994.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on the information furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993 all applicable Section 16(a) filing requirements were complied with.

                                 OTHER MATTERS

    The Company does not know of any matters to be presented at the meeting other than those set out in the notice preceding this proxy statement. If any other matters should properly come before the meeting, it is intended that the persons named on the enclosed proxy will vote said proxy therein in their discretion.

                                                      TOM J. MCDANIEL
                                                        SECRETARY

                           KERR -- MCGEE CORPORATION

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

RAW DATA:                                    1988**      1989       1990       1991       1992       1993
- - ------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
KERR-McGEE CORPORATION....................     0.0761     0.3772    -0.0893    -0.1078    -0.2086     0.0303
S&P 500...................................     0.1650     0.3159    -0.0311     0.3034     0.0761     0.1003
S&P Oil Integrated Domestic Index.........     0.1776     0.4385    -0.0497    -0.0643     0.0222     0.0542
POINTS PLOTTED ON GRAPH:
** Note:  1988 was the base year made equal to 100
KERR-McGEE CORPORATION....................        100        138        126        112        135        139
S&P 500...................................        100        132        128        167        180        198
S&P Oil Integrated Domestic Index.........        100        144        137        128        131        138

KERR-McGEE CORPORATION

PROXY

Kerr-McGee Center
P.O. Box 25861
Oklahoma City, Oklahoma 73125

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank A. McPherson, Tom J. McDaniel, and Russell G. Horner, Jr. and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Kerr-McGee Corporation held of record by the undersigned on March 18, 1994 at the Annual Meeting of Stockholders to be held on May 3, 1994 or any adjournment thereof (1) as hereinafter specified on the matters as more particularly described in the Company's proxy statement and (2) in their discretion on any such other business as may properly come before the meeting.

(CONTINUED ON BACK)

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ITEMS 1 AND 2.

1.  ELECTION OF DIRECTORS

Bennett E. Bidwell, Earnest H. Clark, Jr., Martin C. Jischke, Robert S. Kerr, Jr., Frank A. McPherson, William C. Morris, John J. Murphy, John
J. Nevin, Farah M. Walters.

/ / FOR   / / WITHHOLD   / / WITHHOLD for the following only, write name(s):


2. Ratify the appointment of Arthur Andersen & Co. as the Company's independent public accountants.

/ / FOR   / / AGAINST   / / ABSTAIN

  The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting. If no direction is given, this proxy will be voted FOR items 1 and 2.

Dated _________________, 1994

Signature _______________________________________________

Signature, if held jointly ______________________________

  Please sign exactly as the name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title.
If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.